ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Assignment"), to be effective as of the 1st day of April, 2016, is entered into by and between XccelerateHR, LLC, a Nevada Limited Liability Company, as assignor ("XHR"), and ShiftPixy, Inc., as assignee (the "ShiftPixy"), and the same is acknowledged by F. W. Davidson & Company, Inc., doing business as HR Pyramid, now known as PrismHR ("PrismHR").

WITNESSETH:

WHEREAS, XHR and ShiftPixy have entered into a Memorandum of Understanding as well as an Independent Sales Producer Agreement, dated to be effective on or prior to the date hereof (the "Agreement");

WHEREAS, XHR has entered into an agreement with PrismHR whereunder XHR is provided access to software and services ("HRPyramid") enabling XHR to process payroll as well as perform other related functions regarding its clients and employees (the "Contract"), a copy of which Contract may be attached hereto as an Exhibit;

WHEREAS, inasmuch as XHR will transition its clients to ShiftPixy, and whereas the parties agree that use of the HR Pyramid software by ShiftPixy will facilitate such transition;

WHEREAS, XHR desires to assign the Contract to ShiftPixy, provided that ShiftPixy agrees to assume the rights and responsibilities thereunder, as set forth herein and in the Agreement; and

WHEREAS, ShiftPixy agrees to assume the rights and responsibilities of XHR under the Contracts, effective as of April 1, 2016, as set forth herein.

NOW, THEREFORE, in consideration of the above recitals and their mutual obligations, as set forth herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree to the following terms of this Assignment:

1. **Assignment**. XHR hereby assigns to ShiftPixy, its successors and assigns, forever, all of XHR's right, title and interest in and to the Contract and the subject matter thereof, and XHR further hereby assigns, transfers and delegates to ShiftPixy all of the obligations of XHR under the Contract, except for any and all obligations arising under or relating to the Contract (a) through the period ending March 31, 2016, for all purposes, and (b) after April 1, 2016, for any processing performed under the Contract exclusively by XHR for its exclusive clients and employees, which obligations and responsibilities XHR hereby expressly retains ("Retained Obligations").

2. **Assumption**. ShiftPixy hereby assumes all of the rights and responsibilities of XHR under the Contract, except for any Retained Obligations, and ShiftPixy agrees to satisfy, pay, discharge and perform when due, all of the obligations and liabilities of XHR under, and

agrees to be bound by the terms and conditions of, the Contract, except to the extent relating to the Retained Obligations.

3. **Release**. XHR is hereby released from any further duties, obligations or liabilities associated with the Contract, except for any Retained Obligations.

4. **Acknowledgement**. PrismHR hereby acknowledges this Assignment according to its terms, and allows ShiftPixy to become a party to the Contract according to the terms and conditions of the Contract as modified by this Assignment. ShiftPixy and PrismHR further acknowledge the desire of ShiftPixy to transition all payroll processing and data, currently serviced through HRPyramid, to the PrismHR software, and they will continue discussions regarding such transition, to culminate in the execution of a new processing agreement that will replace and supersede the Contract.

5. **Counterparts**. This Assignment may be executed in one or more counterparts, each of which shall be an original and all of which shall be deemed a completed instrument. A facsimile or electronically transmitted copy of any counterpart hereof shall be deemed an original.

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IN WITNESS WHEREOF, the parties herein have executed this Assignment and Assumption Agreement to be effective as of the day and year written above.

XHR:

XcelerateHR, LLC

By:	
Name:	Sheila Guarderas
Title:	President and CEO

SHIFTPIXY:

ShiftPixy, Inc.

By:	[signature]
Name:	Scott W. Absher
Title:	President and CEO

PrismHR:

F. W. Davidson & Company, Inc.

By:	Shari Gaffney
Name:	Shari Gaffney
Title:	Controller